                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration Nos. 333-51617;
                                                               333-51617-01


PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED JULY 28, 1998)


                  30,000,000 CONVERTIBLE PREFERRED SECURITIES
                          UNION PACIFIC CAPITAL TRUST
                    6 1/4% Convertible Preferred Securities
          (liquidation amount $50 per Convertible Preferred Security)
                 Guaranteed to the extent set forth herein by,
                     and convertible into common stock of,
                           UNION PACIFIC CORPORATION

                                ----------------

     This Prospectus Supplement No. 2 supplements and amends the Prospectus dated July 28, 1998, as amended by Prospectus Supplement No. 1 dated August 28, 1998 (as amended, the "Prospectus") relating to the 6 1/4% Convertible Preferred Securities (liquidation amount $50 per Convertible Preferred Security) (the "Convertible Preferred Securities") representing undivided preferred beneficial ownership interests in the assets of Union Pacific Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Trust"), and the shares of common stock, par value $2.50 per share (the "Common Stock"), of Union Pacific Corporation, a Utah corporation (the "Company"), issuable upon conversion of the Convertible Preferred Securities.

     The table on pages 49 through 56 of the Prospectus, which set forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective number of Convertible Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus is hereby amended as follows:

The deletion on page 56 of the Prospectus of:

               "Any Other Holder of Convertible Preferred Securities or
               Future Transferee from any such Holder...................947,059"

and the substitution therefor of the following:

               "NationsBanc Montgomery Securities, LLC..................129,400"
               "Any Other Holder of Convertible Preferred Securities
               or Future Transferee from any such Holder................817,659"

     The Prospectus, together with this Prospectus Supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Preferred Securities and the Common Stock issuable upon conversion of the Convertible Preferred Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is September 28, 1998.